Exhibit 10.5.4

SIXTH AMENDMENT TO OFFICE LEASE AGREEMENT

        THIS SIXTH AMENDMENT TO OFFICE LEASE AGREEMENT (this "Amendment"), dated as of December 7, 2011, (the "Effective Date") is entered into by and between CIRCLE POINT PROPERTIES, LLC, a Delaware limited liability company (the "Landlord") and ALLOS THERAPEUTICS, INC., a Delaware corporation (the "Tenant").

Recitals:

        A.    Catellus Development Corporation, a Delaware limited liability company ("CDC") and Tenant entered into that certain Office Lease dated April 23, 2001, as amended by that certain First Amendment and Commencement Date Memorandum dated as of November 1, 2001, that certain Second Amendment to Lease dated as of November 12, 2002, that certain Amended and Restated Second Amendment to Lease dated as of December 9, 2002, that certain Third Amendment to Lease dated as of November 23, 2003, that certain Consent of Landlord to Sublease and Fourth Amendment to Lease dated as of January 12, 2005 and that certain Fifth Amendment to Office Lease Agreement (the "Fifth Amendment") dated as of June 16, 2008 (collectively the "Lease"), pertaining to the premises containing approximately 34,536 rentable square feet ("RSF"), commonly known as Suite 200, Suite 160 and Storage Space located in the office building located at 11080 Circle Point Road, Westminster, Colorado 80020 (collectively, the "Original Premises").

        B.    Landlord has succeeded to all of CDC's right, title, obligations, and interest under the Lease.

        C.    Tenant desires to surrender, and Landlord desires to accept the surrender, of the portions of the Premises known as Suite 160 and the Storage Space as of January 31, 2012.

        D.    Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Lease.

        D.    Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth.

        NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

        1.    Reduction of Premises.    As of the Extension Commencement Date (as hereinafter defined), the Original Premises shall be reduced by approximately 3,288 square feet (Suite 160 and Storage Space) as more particularly depicted and cross-hatched on Exhibit A attached hereto and incorporated herein by this reference (the "Vacated Space"). The resulting space shall be approximately 31,248 RSF (the "Reduced Premises") and all references in the Lease to the "Premises" shall mean the Reduced Premises. Tenant agrees to vacate and surrender possession of the Vacated Space and to cause all parties claiming by, through or under Tenant to vacate and surrender possession of the Vacated Space as of the Extension Commencement Date in the condition as required by the Lease and this Amendment (i.e., in broom clean condition, casualty, obsolescence, and normal wear and tear excepted, without any requirement to remove any Alterations, but with the obligation to remove all electronic, phone and data cabling and related equipment that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building or Project and the access card reader and to repair any damage as a result of such removal). Landlord and Tenant hereby acknowledge and agree that effective as of the Extension Commencement Date, Tenant renounces all right of possession in and to the Vacated Space. Any occupancy of the Vacated Space as of the Extension Commencement Date by Landlord or any party claiming by, through or under Landlord shall not be deemed an eviction (constructive or otherwise). As of the Extension Commencement Date, rights under the Lease solely for the Original Premises shall be deemed terminated as though they had expired according to their terms, and except as provided herein, Landlord and Tenant shall be relieved of any and all further obligations thereunder; provided, however, such termination shall not affect Tenant's liability for rental and other obligations accruing prior to the Extension Commencement Date, including, without limitation, its obligation to pay Tenant's Percentage Share of Operating Expenses and Tenant's

Percentage Share of Real Property Taxes attributable to the period prior to the Extension Commencement Date, at such time as such obligation is finally determined.

        2.    Term.    As of February 1, 2012 (the "Extension Commencement Date"), the term of the Lease for the Reduced Premises shall be extended for twelve (12) months to expire at 12:00 midnight on January 31, 2013 (the "Extension Term") and shall be on all of the terms and conditions of the Lease except as specifically provided herein to the contrary. Tenant's renewal hereunder shall be deemed exercise of its option to renew, pursuant to the Fifth Amendment and, except as otherwise set forth herein, there shall be no further rights on the part of Tenant to extend the term of the Lease as amended by this Amendment.

        3.    Base Rent.    Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Base Rent for the Reduced Premises monthly, in advance, in the manner as set forth in the Lease as follows:

Period	Rate Per RSF	Monthly Base Rent
2/1/12 - 1/31/13	$16.00	$41,664.00

        4.    Additional Rent.    Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall continue to pay Tenant's Percentage Share of Operating Expenses and Tenant's Percentage Share of Real Property Taxes for the Reduced Premises in accordance with the Lease; provided, however, that as of the Extension Commencement Date, Tenant's Percentage Share shall be equal to 20.638%.

        5.    Condition of Premises.    Except as otherwise set forth herein, Landlord shall have no obligation for the completion or remodeling of the Premises and Tenant shall accept the Reduced Premises in its "as is" condition and configuration as of the Extension Commencement Date.

        6.    Termination Option.    Tenant shall have the option to terminate the Lease as amended by this Amendment at any time after July 31, 2012 (the "Earliest Termination Date"), provided Tenant gives written notice thereof to Landlord not less than sixty (60) days prior to the Earliest Termination Date and provided Tenant is not in default (beyond the expiration of all applicable notice and cure periods, if any) under the Lease at the time of the giving of such notice nor on the Actual Termination Date (defined below). Such notice must specify the date (which cannot be prior to July 31, 2012) on which Tenant desires the termination to become effective (the "Actual Termination Date"). Additionally, Tenant's right to terminate hereunder is conditioned upon the payment in full by Tenant, at the time Tenant delivers notice to Landlord that it is exercising its termination right hereunder, of all Rent through and including the Actual Termination Date (the "Termination Payment"). After Landlord's receipt of the Termination Payment, and so long as Tenant has surrendered the Reduced Premises in the condition required under the Lease as amended by this Amendment (i.e., in broom clean condition, casualty, obsolescence, and normal wear and tear excepted, without any requirement to remove any Alterations, but with the obligation to remove all electronic, phone and data cabling and related equipment that is installed by or for the benefit of Tenant and located in the Premises or other portions of the Building or Project and to repair any damage as a result of such removal), neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Actual Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease.

        7.    Expansion Option.    Commencing on the Extension Commencement Date, Tenant's Right of First Offer as set forth in Section 2.5 of the Lease is hereby extinguished.

        8.    Parking.    As of the Extension Commencement Date, Tenant shall continue to have the right to One Hundred Forty-Five (145) parking spaces in accordance with the terms of the Lease.

        9.    Brokers.    Tenant and Landlord hereby warrant and represent each to the other that neither has engaged any brokers or agents in the transaction which resulted in this Amendment other than CB Richard Ellis, Inc., ("Landlord's Broker") and Jones Lang LaSalle ("Tenant's Broker"), which shall be paid a commission by Landlord pursuant to a separate agreement. Each party shall indemnify the other against any expense incurred as a result of any claim for brokerage or other commissions made by any other broker, finder, or agent, whether or not meritorious, employed by the other party or claiming by, through, or under Tenant or Landlord respectively.

        10.    Interpretation.    If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall govern. Except as herein specifically set forth, all other provisions of the Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

        11.    Time of Essence.    Time is of the essence herein and, unless waived by Landlord (which it shall have the right, but not the obligation, to do so).

        12.    Counterparts.    This Amendment may be executed in one or more separate counterparts but each separate counterpart, when assembled with the other signature pages from the corresponding counterpart signature pages, shall constitute one original executed Amendment. PDF counterparts delivered electronically shall be deemed originals with the same validity as "inked" original counterparts.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written and is effective upon delivery of a fully executed copy to Tenant.

LANDLORD:
CIRCLE POINT PROPERTIES, LLC, a Delaware limited liability company
By:	NORTHRIDGE CAPITAL, LLC, a Delaware limited liability company, its Manager

By:	/s/ Kevin J. Fay
	Name:	Kevin J. Fay
	Title:	Vice President

TENANT:
ALLOS THERAPEUTICS, INC., a Delaware corporation
By:	/s/ David Clark
	Name:	David Clark
	Title:	VP Finance

ATTEST:
By:	/s/ Marc Graboyes
	Name:	Marc Graboyes
	Title:	SVP, General Counsel